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EXHIBIT 99.2

SIMON
PROPERTY GROUP

CONTACTS:
Shelly Doran 317.685.7330 Investors
Billie Scott 317.263.7148 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS AND QUARTERLY DIVIDENDS

    Indianapolis, Indiana—August 8, 2001...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter ended June 30, 2001. Diluted funds from operations for the quarter increased 5.3%, to $0.79 per share from $0.75 per share in 2000. Diluted funds from operations for the six months increased 5.5%, to $1.53 per share from $1.45 per share in 2000. Total revenue for the six months increased 1.4%, to $978.9 million as compared to $965.5 million in 2000.

    Occupancy for mall and freestanding stores in the regional malls at June 30, 2001 was 90.3% as compared to 90.0% at June 30, 2000. Total retail sales per square foot increased 1.9% to $380 per square foot at June 30, 2001 as compared to $373 one year earlier, while comparable retail sales per square foot were flat at $388. Average base rents for mall and freestanding stores in the regional mall portfolio were $28.84 per square foot at June 30, 2001, an increase of $1.21 or 4%, from June 30, 2000. The average initial base rent for new mall store leases signed year-to-date was $36.41, an increase of $8.16, or 29% over the tenants who closed or whose leases expired.

    "Despite the overall softness in the U.S. economy, which has resulted in relatively flat retail sales year-to-date, we have continued to successfully increase the profitability of the company," said David Simon, chief executive officer.

Financing Activities

    Subsequent to June 30th, SPG retired the third and final tranche of the CPI debt facility totaling $435 million. Funds used to retire this debt were primarily generated from:

  •
  $277 million 10 year financing of a four mall pool CMBS loan at a fixed rate of 6.99%, and

  •
  $110 million financing of Riverway Office complex at Libor + 115 bps.

New Development Activities

    Bowie Town Center in Bowie, Maryland, is an open-air regional shopping center comprising 556,000 square feet that will open October 18th. The center is anchored by Hecht's, which opened today, August 8th, and Sears, which will open with the center on October 18th. Other large space users that will open with the center include Barnes & Noble, Bed Bath & Beyond and Old Navy. This new development also features a 101,000 square foot grocery retail component anchored by Safeway.

    Bowie Town Center is 100% leased and committed. Tenants opening at Bowie include American Eagle, Lindt's Chocolate, Benetton, Gap, Gap Kids, Ann Taylor Loft, Victoria's Secret, Bath & Body, Wet Seal and Wilson's Leather. The center will also feature a restaurant lineup including Pizzeria Uno, DuClaw Brew Pub, Starbuck's, Olive Garden and Panera Bread. Best Buy will also be located on the peripheral of the property.

Dividends

    On August 7th, the Company declared a common stock dividend of $0.525 per share. This dividend will be paid on August 31, 2001 to shareholders of record on August 20, 2001. The Company also declared dividends on its three public issues of preferred stock, all payable on October 1, 2001 to shareholders of record on September 14, 2001:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE: SPGPrG)- $0.98625 per share.

Earnings Estimates

    Based upon year-to-date results and its view of current market conditions, the Company projects that FFO growth in 2001 will approximate 8% on a diluted per share basis.

    Estimates of future FFO per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

    Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 250 properties containing an aggregate of 185 million square feet of gross leasable area in 36 states as well as six assets in Europe and Canada. Together with its affiliated management company, Simon owns or manages approximately 189 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

    The Company's June 30, 2001 Form 10-Q and supplemental information package (on Form 8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran—Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

    The Company will provide an online simulcast of its second quarter conference call at www.shopsimon.com and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 4:00 p.m. Eastern Daylight Time today, August 8th. An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON
Combined Financial Highlights(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001		2000
Revenue:
Minimum rent	$307,386	$294,265	$614,517		$590,727
Overage rent	7,130	6,718	17,013		18,756
Tenant reimbursements	146,449	154,303	294,963		299,147
Other income	27,305	32,373	52,453		56,880

Total revenue	488,270	487,659	978,946		965,510
Expenses:
Property operating	82,666	79,459	161,440		156,441
Depreciation and amortization	106,748	99,140	213,263		197,628
Real estate taxes	48,721	49,729	101,513		98,151
Repairs and maintenance	19,333	16,195	39,060		35,760
Advertising and promotion	12,618	15,245	26,424		31,255
Provision for credit losses	2,243	2,214	5,147		4,345
Other	6,761	9,375	13,546		18,484

Total operating expenses	279,090	271,357	560,393		542,064
Operating Income	209,180	216,302	418,553		423,446
Interest Expense	149,970	155,207	307,894		313,866

Income before Minority Interest	59,210	61,095	110,659		109,580
Minority Interest	(3,115)	(2,283)	(5,231)		(4,717)
Gain (Loss) on Sales of Real Estate(B)	(28)	1,562	2,683		8,658

Income before Unconsolidated Entities	56,067	60,374	108,111		113,521
Income from Unconsolidated Entities	13,903	15,538	25,634		33,527

Income before Extraordinary Items and
Cumulative Effect of Accounting Change	69,970	75,912	133,745		147,048
Extraordinary Items—Debt Related Transactions	—	—	(25)		(440)
Cumulative Effect of Accounting Change	—	—	(1,638	)(C)	(12,342	)(D)

Income before Allocation to Limited Partners	69,970	75,912	132,082		134,266
Less: Limited Partners' Interest in the Operating Partnerships	13,878	15,532	25,620		26,271
Less: Preferred Distributions of the SPG Operating Partnership	2,835	2,817	5,747		5,634
Less: Preferred Dividends of Subsidiary	7,334	7,334	14,668		14,668

Net Income	45,923	50,229	86,047		87,693
Preferred Dividends	(9,177)	(9,217)	(18,362)		(18,438)

Net Income Available to Common Shareholders	$36,746	$41,012	$67,685		$69,255

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
PER SHARE DATA:
Basic and Diluted Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.21	$0.24	$0.40	$0.45
Extraordinary Items	0.00	0.00	0.00	0.00
Cumulative Effect of Accounting Change	0.00	0.00	(0.01)	(0.05)

Net Income Available to Common Shareholders	$0.21	$0.24	$0.39	$0.40

SELECTED BALANCE SHEET INFORMATION

	June 30, 2001	December 31, 2000
Cash and Cash Equivalents	$180,359	$223,111
Investment Properties, Net	$11,486,799	$11,564,414
Mortgages and Other Indebtedness	$8,730,012	$8,728,582

SELECTED REGIONAL MALL OPERATING STATISTICS

	June 30,
	2001	2000
Occupancy(E)	90.3%	90.0%
Average Rent per Square Foot(E)	$28.84	$27.63
Total Sales Volume (in millions)(F)	$7,370	$7,075
Comparable Sales per Square Foot(F)	$388	$387
Total Sales per Square Foot(F)	$380	$373

Notes:

(A)
Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.
(B)
Net of asset write downs of $10.6 million for the three and six months ended June 30, 2000.
(C)
Due to the adoption of SFAS 133—Accounting for Derivatives and Financial Instruments on January 1, 2001.
(D)
Due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.
(E)
Includes mall and freestanding stores.
(F)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Income before extraordinary items and cumulative effect of accounting change(1)(2)	$69,970	$75,912	$133,745	$147,048
Plus: Depreciation and amortization from combined consolidated properties	106,580	98,906	212,746	197,142
Plus: Simon's share of depreciation and amortization from unconsolidated entities	33,463	28,055	64,720	56,856
Less: (Gain) Loss on sales of real estate	28	(1,562)	(2,683)	(8,658)
Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,500)	(1,475)	(2,987)	(2,955)
Less: Preferred distributions (including those of subsidiary)	(19,346)	(19,368)	(38,777)	(38,740)

FFO of the Simon Portfolio	$189,195	$180,468	$366,764	$350,693

FFO of the Simon Portfolio	$189,195	$180,468	$366,764	$350,693
Basic FFO per Paired Share:
Basic FFO Allocable to the Companies	$137,530	$131,039	$266,293	$254,542
Basic Weighted Average Paired Shares Outstanding	172,485	173,672	172,244	173,448
Basic FFO per Paired Share	$0.80	$0.75	$1.55	$1.47

Diluted FFO per Paired Share:
Diluted FFO Allocable to the Companies	$146,997	$140,364	$285,038	$273,039
Diluted Weighted Average Number of Equivalent Paired Shares	187,215	188,316	186,905	188,090
Diluted FFO per Paired Share	$0.79	$0.75	$1.53	$1.45

Notes:

(1)
Includes gains on land sales of $2.1 and $2.7 million for the three months ended June 30, 2001 and 2000, respectively and $3.3 and $4.5 million for the six months ended June 30, 2001 and 2000, respectively.

(2)
Includes straight-line adjustments to minimum rent of $1.8 and $5.3 million for the three months ended June 30, 2001 and 2000, respectively and $6.1 and $10.3 million for the six months ended June 30, 2001 and 2000, respectively.

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  EXHIBIT 99.2
SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS AND QUARTERLY DIVIDENDS
SIMON Combined Financial Highlights(A) Unaudited (In thousands, except as noted)
SIMON Combined Financial Highlights—Continued(A) Unaudited (In thousands, except as noted)
SIMON Combined Financial Highlights—Continued(A) Unaudited (In thousands, except as noted)